Exhibit 99.1

GOLDFIELD STOCK REPURCHASE PLAN EXTENDED

MELBOURNE, Florida, September 18, 2008 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern United States and a developer of condominiums on the east coast of Florida, announced that its Board of Directors approved an extension of Goldfield’s stock repurchase plan until September 30, 2009. As of September 15, 2008, the Company has repurchased 2,345,060 shares pursuant to the plan, at an average cost of $0.55 per share, and is authorized to purchase an additional 1,154,940 pursuant to the plan. Goldfield, as of September 15, 2008, had 25,451,354 shares outstanding.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market; our ability to obtain necessary permits from regulatory agencies; our ability to acquire land; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to maintain or increase historical revenues and profit margins; and general economic conditions, both nationally and in our region; adverse legislation or regulations; the availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. . Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com